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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.      2     )*
                                         -----------

                              The Med-Design Corp.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                       Common Stock, $.01 par value share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   583926100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

CUSIP NO.    583926100
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).
        A I M Management Group Inc., on behalf of itself and its wholly-owned subsidiaries, A I M Advisors, Inc. and A I M Capital Management, Inc. I.D. No. 74-1881407
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only
                     -----------------------------------------------------------

--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        Delaware
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       0
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      --
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     0
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   --
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person
        0

--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)
        0.0%

--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)
        HC

--------------------------------------------------------------------------------



                               Page 2 of 4 pages

                                  SCHEDULE 13G

Item 1(a)     NAME OF ISSUER:
              The Med-Design Corp.

Item 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              2810 Bunsen Avenue
              Ventura, CA  93003

Item 2(a)     NAME OF PERSON FILING:
              A I M Management Group Inc.

Item 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
              11 Greenway Plaza, Suite 100
              Houston, Texas  77046

Item 2(c)     CITIZENSHIP:
              State of Delaware

Item 2(d)     TITLE OF CLASS OF SECURITIES:
              Common Stock, $.01 par value per share

Item 2(e)     CUSIP NUMBER:
              583926100

Item 3        TYPE OF REPORTING PERSON:
              Parent Holding Company, in accordance with section
              240.13d-1(b)(1)(ii)(G)

Item 4(a)     AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 2003:
              0

Item 4(b)     PERCENT OF CLASS:
              0.0%

Item 4(c)     NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
              (i)   Sole power to vote or to direct the vote:
                    0
              (ii)  Shared power to vote or to direct the vote:
                    N/A
              (iii) Sole power to dispose or to direct the disposition of:
                    0
              (iv)  Shared power to dispose or to direct the disposition of:
                    N/A

Item 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
              This statement is being filed to report the fact that as of December 31, 2003, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
              N/A



                               Page 3 of 4 pages

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
              A I M Advisors, Inc. and A I M Capital Management, Inc., Investment Advisers registered under Section 203 of the Investment Advisers Act

Item 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
              N/A

Item 9        NOTICE OF DISSOLUTION OF A GROUP:
              N/A

Item 10       CERTIFICATION:
              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

              SIGNATURE:
              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 10, 2004
                                                    Date

                                             /s/ KEVIN M. CAROME
                                             -----------------------------
                                                       Signature


                                             Kevin M. Carome
                                             Senior Vice President,
                                             Secretary and General Counsel
                                             A I M Management Group Inc.
                                             -----------------------------
                                                      Name/Title

** Please call Jesse Frazier at (713) 214-4780 with questions regarding this filing.



                               Page 4 of 4 pages